Exhibit 5.1

February 19, 2013
VIA-EMAIL
Corporate Stock Transfer
3200 Cherry Creek Drive South, Suite 430
Denver, Colorado 80209
Attn: Daniel Bell

Re:           BioNeutral Group Inc.

Dear Mr. Bell:

We have acted as counsel to BioNeutral Group Inc., a Nevada corporation (the "Company"), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to the offer and sale by the Company of up to 46,162,280 shares of the Company’s common stock, $.001 par value per share (the “Southridge Shares”), issuable upon delivery of a put notice from the Company pursuant to the terms and conditions of that certain Equity Credit Agreement dated December 11, 2012 and Southridge Partners, II, LP (the “Equity Credit Agreement”) as described in the Registration Statement. Dated December 11, 2012, by and between the Company.

As counsel to the Company, we have reviewed the Articles of Incorporation of the Company, the Company's filings with the Securities and Exchange Commission, and such other documents, as we have deemed necessary to enable us to render this opinion.

We have assumed the authenticity of all documents presented to us as originals, the conformity to the originals of all photocopies, which have been presented to us, and the authenticity of the originals of such latter documents.

We have assumed that upon consummation of the transactions contemplated by the Equity Credit Agreement, the certificates representing the Southridge Shares, will conform to the specimens thereof filed as exhibits to the Registration Statement and, to the extent applicable, will have been duly countersigned by the transfer agent and the registrar and duly registered by the registrar or, if uncertified, valid book-entry notations for the issuance of the Southridge Shares in uncertificated form will have been duly made in the register of the Company.  We have also assumed that (i) the Registration Statement, as then amended, will have become the remain effective, and the prospectus which is a part of the Registration Statement (the "Prospectus”), and the Prospectus delivery requirements with respect thereto, will fulfill all of the requirements of the Securities Act, throughout all periods relevant to the opinion; (ii) all offers and sales of the Southridge Shares will be made in compliance with the Equity Credit Agreement; and (iv) the transactions contemplated by the Equity Credit Agreement will be consummated.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations stated herein, we are of the opinion that:

The Southridge Shares, when issued in the manner and on the terms described in the Registration Statement and Equity Credit Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

Our opinion is limited solely to matters set forth herein.  The law covered by the opinions expressed herein is limited to the general corporation laws of the State of Nevada.  As used herein, the term “general corporation laws of the State of Nevada” includes the statutory provisions contained therein and all applicable provisions of the Nevada Constitution and resorted judicial decisions interpreting these laws.

We hereby consent in writing to the reference to this firm under the caption “Interests of Named Experts and Counsel” in the Prospectus included in the Registration Statement and the use of our opinion as an exhibit to the Registration Statement and any amendment thereto.  By giving such consent, we do not thereby admit that we come with the category of persons where consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission

Very truly yours,

/s/ Sichenzia Ross Friedman Ference LLP
Sichenzia Ross Friedman Ference LLP